Exhibit 99.1

Global Power 400 E Las Colinas Blvd., Suite 400, Irving, TX 75039

GLOBAL POWER EQUIPMENT GROUP REPORTS REVENUE OF $141.5 MILLION
IN FOURTH QUARTER 2013

IRVING, TX, March 17, 2014 — Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or “Company”) today reported its financial results for the fourth quarter and full year ended December 31, 2013.

Luis Manuel Ramírez, President and CEO of Global Power, said “2013 was a year of successful transition for Global Power.  We entered the year with the knowledge that our traditional markets, nuclear power facilities and utility-scale gas turbines, would have moderate performance.  We also knew we had to create our own opportunities for growth.”

He continued, “We have made excellent progress expanding into new markets, developing product and service solutions, implementing shared services and LEAN process improvements.  By repositioning our portfolio, we have become a more customer-focused and solutions-oriented organization.  We expect that our increased commercial approach to integrate our products and services will create opportunities to deliver higher value-added solutions to our customers.”

FOURTH QUARTER 2013 HIGHLIGHTS

•                  Revenue of $141.5 million reflects solid contribution by acquisitions and growth in Electrical Solutions sales which were offset by weak gas turbine and nuclear markets.

•                  Product Solutions delivered $78.8 million of revenue from solid execution and with strong demand for Electrical Solutions products.  Electrical Solutions had $22.1 million in sales.

•                  Energy Services revenue of $9.2 million grew with the addition of Hetsco Inc. (“Hetsco”), which expanded the Company’s offerings to the industrial, chemical/petrochemical process and oil and gas industries.  Hetsco added $3.7 million in revenue in the quarter.

•                  Nuclear Services, which had revenue of $53.6 million, was challenged by continued weakness in U.S. nuclear markets.

•                  Operating income was $10.2 million.

•                  Net income was $11.0 million, $0.64 per diluted share; Non-GAAP net income, which excludes discontinued operations, $1.0 million of strategic investments, realignment expenses and acquisition costs as well as a $0.8 million benefit from a prior-period adjustment and a $4.6 million income tax benefit, was $6.6 million or $0.38 per diluted share (see following table regarding the use of Non-GAAP measures).

•                  The Company completed its realignment and presented new segment reporting.

•                  Product Solutions achieved record quarterly orders of $80.5 million.

Results for the 2013 fourth quarter include IBI LLC (“IBI”), acquired on July 9, 2013 and Hetsco, acquired on April 30, 2013.

Global Power believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP measures help in the understanding of its operating performance.  A reconciliation of GAAP net income to non-GAAP net income and earnings per diluted share for the comparative quarters and annual periods is summarized in the following tables:

	Three Months Ended
	December 31, 2013		December 31, 2012
	($ in thousands)	(per diluted share)	($ in thousands)	(per diluted share)
GAAP net income	$10,983	$0.64	$14,320	$0.84
Income from discontinued operations	(48)	—	87	0.01
Strategic investments, realignment expenses and acquisition costs	1,011	0.06	1,024	0.06
Prior-year period adjustment	(793)	(0.05)	—	—
Tax benefit from adjustments to tax reserves and tax credits	(4,594)	(0.27)	(5,713)	(0.34)
Non-GAAP net income	$6,559	$0.38	$9,718	$0.57

CORPORATE REALIGNMENT COMPLETE

The Company has elected to move from two reportable segments to three reportable segments.  Global Power believes that the three segments better position the Company with its served markets.

Mr. Ramirez commented, “With the completion of the realignment, appointment of new leadership and integration of our acquisitions, we have repositioned our portfolio to better serve our markets.  We have moved from a holding company structure to an organization that can provide multi-faceted product and service solutions.  We believe our new structure also provides greater transparency for investors to understand our business.”

The Product Solutions segment includes the businesses that comprised the legacy Products Division, and is represented by two primary product categories: Auxiliary Products and Electrical Solutions.  The Energy Services segment includes all non-nuclear services that had been reported in the legacy Services Division plus the addition of Hetsco.  The Nuclear Services segment includes the nuclear services business which was the majority of the legacy Services Division.  See attached tables for segment comparative operating results.

FOURTH QUARTER 2013 CONSOLIDATED RESULTS

Gross profit was $29.5 million, or 20.8% of sales.  Lower gross profit was the result of both lower revenue and changes in the mix of products and services sold in the quarter.  This was somewhat offset by a $1.3 million benefit from a prior-period adjustment.  Total operating expenses in the quarter were $19.3 million, up $1.0 million from the prior-year period.  Acquisitions and the associated depreciation and amortization added approximately $0.9 million of incremental operating expenses in the quarter.  Total strategic investments, realignment expenses and acquisition costs were $1.7 million.  Core operating expense reductions were the result of cost containment and productivity improvements.  Operating income of $10.2 million, or 7.2% of sales, was lower mostly as a result of lower volume.

Adjusted EBITDA was $13.1 million in the fourth quarter compared with $16.7 million in the prior-year quarter.  Adjusted EBITDA margin as a percent of sales was 9.3% compared with 10.9% in the 2012 fourth quarter.

Global Power believes that when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Global Power’s use of adjusted EBITDA as well as a reconciliation of GAAP income from continuing operations to adjusted EBITDA.

FULL YEAR 2013 REVIEW

For comparative purposes, results include the full-year operations of Koontz-Wagner Custom Controls Holdings, LLC (“Koontz-Wagner”), acquired on July 30, 2012, and TOG Holdings, Inc. (“TOG”), acquired on September 5, 2012, as well as the partial-year contributions of the 2013 IBI and Hetsco acquisitions.

Consolidated revenue in 2013 was $484.2 million, up 4.6%, and included $77.8 million of revenue from acquired businesses.  Gross profit of $85.0 million, or 17.6% of sales included a $1.3 million benefit from a prior-period adjustment.  Excluding the adjustment, 2013 gross profit was comparable with 2012.  Gross profit was impacted by lower project-based revenue in Nuclear Services.  In addition, Energy Services had the benefit in 2012 of a large fossil fuel plant project which contributed $2.9 million in gross profit.

Operating income was $12.0 million, or 2.5% of sales, down from $20.4 million, or 4.4% of sales.  Operating income benefitted from a $1.3 million prior-period adjustment.  Operating expenses for the year were up $10.4 million and included $10.6 million of incremental expenses associated with acquisitions.  Depreciation and amortization expense was up $3.8 million, of which $1.9 million was associated with the 2013 acquisitions.  Results included $9.3 million of strategic investments, realignment expenses and acquisition costs.  Cost discipline and productivity enhancements reduced core operating expenses by approximately $4.0 million.

Adjusted EBITDA, which excludes acquisition transaction costs, strategic investments and realignment expenses and the benefit from a prior-period adjustment, was $28.0 million, or 5.8% of sales, compared with $28.9 million, or 6.2% of sales, in 2012.  See the attached tables for additional important disclosures regarding Global Power’s use of adjusted EBITDA as well as a reconciliation of GAAP income from continuing operations to adjusted EBITDA.

Net income was $11.8 million, or $0.69 per diluted share for the year.  Non-GAAP earnings per share, which excludes the unique items previously identified was $0.69 compared with $0.89 in 2012.

Management believes that the use of non-GAAP measures helps in the understanding of its operating performance.  A reconciliation of GAAP net income to non-GAAP net income and earnings per diluted share for the comparative quarters and annual periods is summarized in the following tables:

	Year Ended
	December 31, 2013		December 31, 2012
	($ in thousands)	(per diluted share)	($ in thousands)	(per diluted share)
GAAP net income	$11,785	$0.69	$17,594	$1.02
Income from discontinued operations	(279)	(0.02)	(24)	—
Strategic investments, realignment expenses and acquisition costs	5,680	0.33	3,489	0.20
Prior-period adjustment	(793)	(0.05)	—	—
Tax benefit from adjustments to tax reserves and tax credits	(4,594)	(0.27)	(5,713)	(0.33)
Non-GAAP net income	$11,799	$0.69	$15,346	$0.89

STRONG CASH GENERATION AND SOLID BALANCE SHEET

Cash from operations in 2013 was $19.7 million, compared with cash used in operations of $8.7 million in the prior year.  To provide further capital flexibility, Global Power exercised the accordion feature to expand its revolving credit line during the fourth quarter by $50.0 million to $150.0 million of borrowing capacity.  As of December 31, 2013, there was $118.1 million available under the revolving credit line.

Capital expenditures were $5.2 million in 2013.  For 2014, capital expenditures are expected to be approximately $10.0 million, half of which is for general maintenance purposes and the remainder for organic growth initiatives.

FOURTH QUARTER ORDERS AND YEAREND BACKLOG

Orders for Product Solutions were a record $80.5 million for the fourth quarter, with a book-to-bill ratio of 1.0x.  Backlog for Product Solutions at year end was $176.6 million, of which approximately 5% is expected to ship beyond 2014.

The book-to-bill ratio for Nuclear Services was 0.7x in the fourth quarter.  Nuclear Services’ backlog was $196.7 million.  Approximately 80% of Nuclear Services’ backlog is expected to convert to revenue in 2014.

The book-to-bill ratio for Energy Services was 0.9x in the quarter, and its backlog was $17.0 million at year end, all of which is expected to convert to revenue in 2014.

Backlog for Nuclear Services and Energy Services is comprised of expected maintenance work to be performed over the next twelve months as well as capital projects.

2014 OUTLOOK

•                  Consolidated revenue of $525 million to $550 million.

•                  Product Solutions expected to improve on stronger power generation and oil and gas markets, and full year of acquisition revenue.

•                  Energy Services expected to improve primarily due to a full-year of acquisition revenue.

•                  Nuclear Services expected to be down modestly, primarily due to fewer outages.

•                  Moderate improvement in gross profit as a percentage of revenue.

•                  Operating expenses expected to moderately decline as a percent of revenue.

Mr. Ramírez concluded, “With the appointment of the leadership team and the establishment of a clear operating structure, we are well-positioned to deliver earnings growth in 2014.  This year we will focus on developing commercial strategies, productivity through simplification and LEAN processes, cost control and cash management.  We have an energized leadership team that is committed to achieving our goal of doubling revenue and operating margins over the next three to five years.”

Webcast and Conference Call

Global Power Equipment Group will host a conference call and live webcast tomorrow at 7:30 a.m. Central Time (8:30 a.m. ET).  A slide presentation that accompanies the discussion on the call will also be available on the Company’s website at www.globalpower.com.  Global Power’s conference call can be accessed by dialing (201) 493-6780.  Alternatively, the webcast can be monitored at http://ir.globalpower.com/.

A telephonic replay will be available from 10:30 a.m. CT (11:30 a.m. ET) the day of the teleconference until Tuesday, April 1, 2014.  To listen to the archived call, dial (858) 384-5517, and enter conference ID number 13574534.  Alternatively, an archive of the webcast will be available on the Company’s website at www.globalpower.com.  A transcript will also be posted to the website, once available.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  It is comprised of three segments.  Product Solutions which includes two primary product categories:  Auxiliary Products designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines while Electrical Solutions provides custom configured electrical houses and generator enclosures for the midstream oil & gas industry, the power generation market to include distributed and backup power as well as other industrial and commercial operations.  Energy Services provides lifecycle maintenance, repair, construction and fabrication services for the industrial, chemical/petrochemical process, oil and gas and power generation industries.  Nuclear Services provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities.  The Company routinely provides information at its website:  www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995.  These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties.  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, modification of preliminary 2014 outlook, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy.  Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 17, 2014 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

Financial Tables Follow.

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31,		Variance
	2013	2012	$	%
Product Solutions revenue	$78,792	$79,997	$(1,205)	-1.5%
Energy Services revenue	9,194	7,579	1,615	21.3%
Nuclear Services revenue	53,559	64,616	(11,057)	-17.1%
Total revenue	$141,545	$152,192	$(10,647)	-7.0%
Cost of revenue	112,036	120,751	(8,715)	-7.2%
Gross profit	29,509	31,441	(1,932)	-6.1%
Gross margin	20.8%	20.7%
Operating expenses
Selling and marketing expenses	2,362	2,006	356	17.7%
General and administrative expenses	14,869	14,767	102	0.7%
Depreciation and amortization expense(1)	2,031	1,495	536	35.9%
Operating income	10,247	13,173	(2,926)	-22.2%
Operating margin	7.2%	8.7%
Interest expense, net	410	198	212	107.1%
Other (income) expense, net	(85)	120	(205)	-170.8%
Income from continuing operations before income tax	9,922	12,855	(2,933)	-22.8%
Income tax benefit	(1,014)	(1,552)	(538)	-34.7%
Income from continuing operations	10,936	14,407	(3,471)	-24.1%
Discontinued operations:
Income from discontinued operations, net of tax	47	173	(126)	-72.8%
Loss on disposal, net of tax	—	(260)	260	NM
Income (loss) from discontinued operations	47	(87)	134	-154.0%
Net income	$10,983	$14,320	$(3,337)	-23.3%

Basic earnings per weighted average common share:
Income from continuing operations	$0.64	$0.85	$(0.21)	-24.7%
Loss from discontinued operations	0.01	—	0.01	NM
Income per common share - basic	$0.65	$0.85	$(0.20)	-23.5%
Weighted average number of shares of common stock outstanding - basic	16,989,847	16,885,415	104,432	0.6%
Diluted earnings per weighted average common share:
Income from continuing operations	$0.64	$0.85	$(0.21)	-24.7%
Loss from discontinued operations	—	(0.01)	0.01	NM
Income per common share - diluted	$0.64	$0.84	$(0.20)	-23.8%
Weighted average number of shares of common stock outstanding - diluted	17,049,592	17,030,183	19,409	0.1%

(1)         Excludes depreciation and amortization expense for the three months ended December 31, 2013 and 2012 of $387 and $610 included in cost of revenue, respectively.

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Year Ended
	December 31,		Variance
	2013	2012	$	%
Product Solutions revenue	$208,194	$193,676	$14,518	7.5%
Energy Services revenue	41,172	32,874	8,298	25.2%
Nuclear Services revenue	234,852	236,278	(1,426)	-0.6%
Total revenue	484,218	462,828	21,390	4.6%
Cost of revenue	399,214	379,774	19,440	5.1%
Gross profit	85,004	83,054	1,950	2.3%
Gross profit percentage	17.6%	17.9%
Operating expenses
Selling and marketing expenses	9,319	6,583	2,736	41.6%
General and administrative expenses	57,040	53,269	3,771	7.1%
Depreciation and amortization expense(1)	6,599	2,756	3,843	139.4%
Operating income	12,045	20,446	(8,401)	-41.1%
Operating margin	2.5%	4.4%
Interest expense, net	893	1,563	(670)	-42.9%
Other expense, net	83	282	(199)	-70.6%
Income from continuing operations before income tax	11,069	18,601	(7,532)	-40.5%
Income tax (benefit) expense	(437)	1,031	(1,468)	-142.4%
Income from continuing operations	11,506	17,570	(6,064)	-34.5%
Discontinued operations:
Income from discontinued operations, net of tax	279	284	(5)	-1.8%
Loss on disposal, net of tax	—	(260)	260	NM
Income from discontinued operations	279	24	255	1,062.5%
Net income	$11,785	$17,594	$(5,809)	-33.0%

Basic earnings per weighted average common share:
Income from continuing operations	$0.68	$1.04	$(0.36)	-34.6%
Income from discontinued operations	0.02	—	0.02	NM
Income per common share - basic	$0.70	$1.04	$(0.34)	-32.7%
Weighted average number of shares of common stock outstanding - basic	16,919,981	16,885,259	34,722	0.2%
Diluted earnings per weighted average common share:
Income from continuing operations	$0.68	$1.02	$(0.34)	-33.3%
Income from discontinued operations	0.01	—	0.01	NM
Income per common share - diluted	$0.69	$1.02	$(0.33)	-32.4%
Weighted average number of shares of common stock outstanding - diluted	17,045,095	17,247,723	(202,628)	-1.2%

(1)         Excludes depreciation and amortization for the year ended December 31, 2013 and 2012 of $1,435 and $941 included in cost of revenue, respectively.

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$13,942	$31,951
Restricted cash	120	317
Accounts receivable, net of allowance of $557 and $990, respectively	93,484	90,573
Inventories	6,476	6,808
Costs and estimated earnings in excess of billings	41,804	50,059
Deferred tax assets	3,301	4,859
Other current assets	8,215	5,535
Total current assets	167,342	190,102
Property, plant and equipment, net	20,644	15,598
Goodwill	109,930	89,346
Intangible assets, net	60,594	36,985
Deferred tax assets	7,630	11,282
Other long-term assets	1,258	1,505
Total assets	$367,398	$344,818

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,664	$24,749
Accrued compensation and benefits	14,798	16,724
Billings in excess of costs and estimated earnings	12,757	16,205
Accrued warranties	3,261	4,073
Other current liabilities	8,483	8,389
Total current liabilities	58,963	70,140
Long-term debt	23,000	—
Other long-term liabilities	5,844	4,680
Total liabilities	87,807	74,820
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 18,294,998 and 17,941,529 shares issued, respectively, and 17,059,943 and 16,804,826 shares outstanding, respectively	183	179
Paid-in capital	69,049	66,660
Accumulated other comprehensive income	3,473	1,812
Retained earnings	206,898	201,358
Treasury stock, at par (1,235,055 and 1,136,703 common shares, respectively)	(12)	(11)
Total stockholders’ equity	279,591	269,998
Total liabilities and stockholders’ equity	$367,398	$344,818

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Year Ended December 31,
	2013	2012
Operating activities:
Net income	$11,785	$17,594
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(2,051)	(851)
Depreciation and amortization on plant, property and equipment and intangible assets	8,034	3,697
Amortization on deferred financing costs	184	1,244
Pre-tax loss on disposals of discontinued operations	—	400
Stock-based compensation	4,145	7,035
Changes in operating assets and liabilities, net of businesses acquired and sold	(2,359)	(37,769)

Net cash provided (used in) by operating activities	19,738	(8,650)

Investing activities:
Acquisitions, net of cash acquired	(49,451)	(44,492)
Proceeds from sale of business, net of restricted cash and transaction costs	306	6,124
Proceeds from sale of equipment	71	15
Purchase of property, plant and equipment	(5,196)	(5,848)

Net cash used in investing activities	(54,270)	(44,201)

Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(1,752)	(3,034)
Stock repurchases	—	(6,832)
Dividends paid	(6,215)	(4,602)
Debt issuance costs	(171)	(924)
Proceeds from long-term debt	67,000	15,000
Payments of long-term debt	(44,000)	(15,000)
Net cash provided by (used in) financing activities	14,862	(15,392)
Effect of exchange rate changes on cash	1,661	703
Net change in cash and cash equivalents	(18,009)	(67,540)
Cash and cash equivalents, beginning of period	31,951	99,491

Cash and cash equivalents, end of period	$13,942	$31,951

GLOBAL POWER EQUIPMENT GROUP INC.

Adjusted EBITDA RECONCILIATION

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

GAAP Income from continuing operations	$10,936	$14,407	$11,506	$17,570
Add back:
Income tax (benefit) provision	(1,014)	(1,552)	(437)	1,031
Interest expense, net	410	198	893	1,563
Depreciation and amortization	2,418	2,105	8,034	3,697

Non-GAAP EBITDA from continuing operations	$12,750	$15,158	$19,996	$23,861
Add back:
Strategic investments, realignment expenses and acquisition costs	1,658	1,495	9,311	5,061
Prior-period adjustment	(1,300)	—	(1,300)	—
Non-GAAP Adjusted EBITDA from continuing operations(1)	$13,108	$16,653	$28,007	$28,922

(1) Adjusted EBITDA from continuing operations represents income from continuing operations adjusted for income taxes, interest, depreciation and amortization, and unusual expenses. The Company believes Adjusted EBITDA from continuing operations is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions.  However, Adjusted EBITDA from continuing operations is not a GAAP financial measure.  The Company’s calculation of Adjusted EBITDA from continuing operations should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income.  The Company’s method of calculating Adjusted EBITDA from continuing operations may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

GLOBAL POWER EQUIPMENT GROUP INC.

SEGMENT DATA
 ($ in thousands)

	Three Months Ended		Year Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
	(unaudited)		(unaudited)
Product Solutions
Revenue	$78,792	$79,997	$208,194	$193,676
Gross Profit	19,502	19,995	47,211	43,034
Gross Margin	24.8%	25.0%	22.7%	22.2%

Energy Services
Revenue	9,194	7,579	41,172	32,874
Gross Profit	1,859	1,305	6,281	6,043
Gross Margin	20.2%	17.2%	15.3%	18.4%

Nuclear Services
Revenue	53,559	64,616	234,852	236,278
Gross Profit	8,148	10,141	31,512	33,977
Gross Margin	15.2%	15.7%	13.4%	14.4%

Consolidated
Revenue	141,545	152,192	484,218	462,828
Gross Profit	29,509	31,441	85,004	83,054
Gross Margin	20.8%	20.7%	17.6%	17.9%

Shipping/Service Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY14	62	64	63	66	255

FY13	58	64	63	65	250

GLOBAL POWER EQUIPMENT GROUP INC.

BACKLOG BY SEGMENT
(in thousands) (unaudited)

	December 31,
Backlog	2013	2012
Products	$176,621	$113,193
Energy Services	17,028	27,846
Nuclear Services	196,674	252,715
Total	$390,323	$393,754

PRODUCT ORDERS
(in thousands) (unaudited)

	Q1	Q2	Q3	Q4	Total
2013	$55,899	$51,039	$64,277	$80,506	$251,721
2012	$36,845	$34,285	$41,214	$40,803	$153,147

PRODUCT SHIPMENTS BY GEOGRAPHY
($ in thousands) (unaudited)

	2013
Products Shipped to	Q1	Q2	Q3	Q4	Total	% of total
Middle East	$9,065	$14,615	$10,695	6,198	$40,573	20%
North America	20,919	14,676	27,375	45,740	108,710	52%
Asia	4,129	1,315	7,399	10,781	23,624	11%
South America	3,668	1,325	8,544	8,244	21,781	10%
Europe & Other	1,113	3,999	564	7,829	13,505	7%
Total	$38,894	$35,930	$54,577	$78,792	208,193	100%

	2012
Products Shipped to	Q1	Q2	Q3	Q4	Total	% of total
Middle East	$12,885	$18,755	$24,154	26,802	$82,596	43%
North America	9,486	10,652	14,276	29,992	64,406	33%
Asia	2,735	798	3,856	7,531	14,920	8%
South America	4,478	1,075	830	10,799	17,182	9%
Europe & Other	2,520	2,302	4,879	4,871	14,572	7%
Total	$32,104	$33,582	$47,995	$79,995	$193,676	100%